UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement
Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box: ☐

Preliminary Proxy Statement ☐

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

TRANSCODE THERAPEUTICS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

June 7, 2024

Explanatory Note

On May 20, 2024, TransCode Therapeutics, Inc (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (the “Proxy Statement”) relating to the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 13, 2024, at 9:30 a.m., Eastern Time, at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210.

Amendment to Proxy Statement

This amendment to the Proxy Statement (the “Amendment”) is being filed solely to correct an inadvertent error with respect to the description of the quorum requirement on page 5 of the Proxy Statement to reflect that under the Company’s Amended and Restated Bylaws, as amended (the “Bylaws”), a quorum for meetings of the Company’s stockholders is one-third of the Company’s outstanding shares entitled to vote, represented in person or by proxy.

Specifically, the text on page 5 under the heading “How is a quorum reached?” is amended and restated in its entirety as follows:

Our Amended and Restated Bylaws, as amended (the “Bylaws”), provide that one-third in voting power of the outstanding shares of capital stock entitled to vote at a meeting of our stockholders, present in person or represented by proxy, will constitute a quorum for the transaction of business at such meeting, including the Annual Meeting. We must have a quorum to conduct business at the Annual Meeting. Under the General Corporation Law of the State of Delaware (the “DGCL”), the state in which we are incorporated, shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.

This Amendment should be read in conjunction with the Proxy Statement. Except as specifically amended or supplemented by the information contained herein, this Amendment does not otherwise modify, amend or supplement the Proxy Statement, and the information contained in the Proxy Statement should be considered in voting your shares. If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote. Capitalized terms used but not defined herein have the meanings set forth in the Proxy Statement.